ADVISORY AGREEMENT FOR EXECUTIVE SERVICES OF
NORMAN A. KUNIN

AGREEMENT dated as of January 1, 2010 (the “Effective Date”) between Ecologic Transportation, Inc., a Nevada corporation (the "Company"); and Kunin Business Consulting, a division of Ace Investors, LLC ("Lender” or “KBC”) for the services of Lender’s employee, Norman A. Kunin (the "Executive").

1. Services, employment and acceptance. The Company engages Lender to provide and Lender agrees to supply and make available to the Company, the non-exclusive services of the Executive to serve as Chief Financial Officer of the Company and have the general powers and duties of management that are usually vested in officers of a corporation with the same title and shall have such other powers and duties as may be prescribed by the Board of Directors of the Company (“Board”). In his capacity as Chief Financial Officer the Executive shall perform such services as shall be requested by the Board (all such duties and responsibilities, collectively, the “Services”). While the Executive will be provided and will from time to time use office space at the Company’s principal office, the parties agree the Services of the Executive are part-time and that the Executive shall devote the time, effort, and skill that he reasonably believes is necessary to carry out the Services. The Executive is not required to devote all of his time or efforts to the Services or the Company.

2. Term and Option. The term of the engagement of Services provided for in Section 1 of this Agreement shall be for one (1) year commencing on January 1, 2010 with a one (1) year option to continue upon mutually agreeable terms (the “Term and Option”)

3. Compensation.

          3.1 Executive Fee:
As compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay Lender during the Term a fee (the "Executive Fee"), payable twice per month, in accordance with the Company’s normal payroll practices, at the monthly rate of Five Thousand Dollars ($5,000.00) . Lender shall be paid as a fully independent contractor and shall be solely responsible for any withholdings and deductions required by applicable law and regulations.

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          3.2 Executive Equity Compensation:
In addition, the Company agrees to issue to KBC or its designee, upon execution of this Agreement, __________________(_______) common stock warrants of the Company. Such warrants shall be exercisable for three (3) years after date of issuance, have an exercise price of ____________($__) and shall have a cashless exercise provision (“Executive Equity Compensation”).

          3.3 Executive Expense Reimbursement:
In addition to the Executive Fee, Lender shall be entitled to reimbursement by the Company for any documented ordinary and necessary business expense incurred by the Executive in the performance of the Executive's Services for the Company during the Term, including a monthly automobile allowance in the amount of Three Hundred Dollars ($300.00) and local transportation and parking (such reimbursements to include reimbursement in full for business-related meal and entertainment expenses incurred by the Executive notwithstanding the fact that less than one hundred percent (100%) of such expenses may be deductible by the Company for income tax purposes) (“Expenses”).

4. Termination.

4.1 Death. If the Executive shall die during the Term, the Term shall terminate immediately.

4.2 Disability. If during the Term, the Executive shall become physically or mentally disabled, whether totally or partially, such that the Executive is unable to perform the Executive's principal services hereunder for (i) a period of three (3) consecutive months during the Term, the Company may at any time after the last day of the three (3) consecutive months of disability, by written notice to the Executive (but before the Executive has recovered from such disability), terminate the Term.

4.3 Cause. The Term may be terminated by the Company upon notice to the Lender upon the occurrence of any event constituting "Cause" as defined herein. As used herein, the term "Cause" means: (i) the Executive's repeated, willful and intentional failure or refusal to perform or observe any of their material duties, responsibilities or obligations set forth in this Agreement; provided, however, that the Company shall not be deemed to have Cause pursuant to this clause (i) unless the Company gives the Lender written notice that the specified conduct has occurred, describing such conduct in sufficient detail to allow the conduct to be cured, and making specific reference to this Section 4.3(i) and the Lender or the Executive, as the case may be, fails to cure the conduct within thirty (30) days after the Lender's receipt of such notice; (ii) any willful and intentional acts of the Lender or the Executive involving fraud, theft, misappropriation of funds, embezzlement or material dishonesty adversely affecting the Company; or (iii) the Executive's conviction of, or plea of guilty or nolo contendre to, an offense which is a felony involving moral turpitude which is punishable by imprisonment in the jurisdiction involved.

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4.4 Permitted Termination by the Lender. The Term may be terminated by the Lender, in its sole discretion, upon notice to the Company of any event constituting "Good Reason," as defined herein. As used herein, the term "Good Reason" means the occurrence of any of the following, without the prior written consent of the Lender: (i) assignment of the Executive to duties materially inconsistent with the Executive's position as described in Section 1 hereof; (ii) any material breach of this Agreement by the Company or assignment of any duties which the Executive reasonably believes to be contrary to law; or (iii) the occurrence of a Third Party Change in Control (as defined in Section 4.5(d)) provided, however, that the Lender shall not be deemed to have Good Reason pursuant to clauses (i) and (ii) above unless the Lender gives the Company written notice that the specified conduct or event has occurred and is continuing and making specific reference to this Section 4.4 and the Company fails to cure such conduct or event within thirty (30) days of receipt of such notice.

4.5 Termination Fee. (a) If the Term is terminated (A) pursuant to Section 4.2 or 4.3 of this Agreement, the Lender shall be entitled to receive any unpaid Expenses and its Executive Fee at the rate provided in Section 3 hereof, pro rata through the date on which such termination shall take effect.

(b) If the Term is terminated (A) by the Lender pursuant to clauses (i) or (ii) of Section 4.4 of this Agreement (but subject to the proviso in Section 4.4) or (B) by the Company other than pursuant to Section 4.2 or 4.3 of this Agreement, the Company shall continue thereafter to pay any unpaid Expenses and the Executive Fee to the Lender until the lesser of the end of the Term or three (3) months (one (1) month if the termination results from the closing of the Company’s business. The Lender shall have no duty or obligation to mitigate the amounts or benefits required to be provided pursuant to this Section 4.5(b), nor shall any such amounts or benefits be reduced or offset by any other amounts to which Lender may become entitled.

5. Lender Representations. The Lender represents that it is a validly existing limited liability company and has the sole and exclusive right and authority to provide the services of the Executive to the Company as contemplated by this Agreement, and that the entering into and performance of this Agreement by the Lender and the provision of the Services hereunder by the Executive and the acceptance thereof by the Company will not violate any law, rule, regulation, order, contract or agreement to which either the Lender or the Executive is a party or is bound or affected.

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6. Independent Contractors; No Joint Venture; Payroll Taxes. The parties acknowledge and agree that for purposes of provision of the Executive’s Services hereunder, the relationship between the Company and the Lender pursuant to this Agreement is that of independent contractors and not that of employer and employee. Nothing in this Agreement is intended to create or will be deemed to create or constitute a joint venture, partnership, employment relationship or any other relationship between the Company and the Lender, or between the Company and the Executive other than as is expressly provided herein. Notwithstanding the foregoing, the independent contractor relationship pursuant to this Agreement shall not otherwise govern the status of or affect any other agreements between the parties. The Lender will be responsible for the payment of all withholding, payroll and other taxes payable in respect of the payments received by the Lender under this Agreement.

6A.     Non-Compete/Confidentiality. The Company owns, or controls the exclusive rights to certain trade secrets, including all acquisition targets, customer lists, processes, know-how, computer programs and routines, and other proprietary business and technical data, including (without limitation) Company Property (defined below). Executive and Lender each acknowledges that these are proprietary in nature, and therefore neither of them shall not use, divulge or appropriate any of the same to any third party or otherwise use them to the detriment of the Company, either during or following the termination or expiration of this Agreement.

          6A.1. Non-Disclosure of Proprietary Information. Executive and Lender each agrees not to use, disclose or communicate, in any manner, proprietary information about the Company, its operations, finances, clientele, or any other proprietary information, that relates to the business of the Company or any of the Company’s Affiliates (defined below), the names of any of their respective customers, marketing strategies, operations, or any other information of any kind which is identified as, or which a reasonable person in the position of the Executive or Lender would understand to be, confidential or proprietary information. Executive and Lender each acknowledges that the foregoing information is material and confidential and that it affects the profitability and/or reputation of the Company. By agreeing to this covenant, Executive and Lender each acknowledges that their contributions to the Company are unique to the Company’s success and that each has significant access to the Company’s trade secrets and other confidential or proprietary information regarding Employer’s customers or clients and methods of conducting business. Executive and Lender each understands and agrees that any breach of this provision, or of any other confidentiality and

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non-disclosure agreement, is a material breach of this Agreement. “Affiliate” means the members of the Company, and each of their respective officers, directors, partners, members, and equity holders.

          6A.2. Non-Solicitation Covenant. Executive and Lender each agrees that for a period of three (3) years following termination of employment, for any reason whatsoever, neither of them will solicit customers or clients of the Company or any Affiliate either on his or its own behalf or on behalf of others.

          6A.3. Non-Recruit Covenant. Executive and Lender each agrees not to recruit any employees of the Company or any Affiliate for the purpose of any outside business either during or for a period of three (3) years after Executive’s tenure of employment with the Company. Executive and Lender each agrees that such effort at recruitment also constitutes a violation of the non-solicitation covenant set forth above.

          6A.4. Customers or Clientele. Executive and Lender each agrees that existing customers or clients of Executive or Lender will become the property of the Company and any customers or clientele generated by Executive or Lender in connection with the performance of this Agreement are the customers and clientele of the Company and subject to the non-disclosure and non-solicitation covenants set forth above.

          6A.5. Records and Accounts. Executive and Lender each agrees that all those records and accounts maintained during the course of employment are the property of the Company, will be kept current and be maintained at the Company’s place of business, including, but not limited to, online and email records and communications and will remain the Company’s property following termination of employment.

          6A.6. Return of Property. Executive and Lender each agrees that upon termination he and it will return to the Company all property of the Company or any Affiliate that he or it may have come to possess, including, but not limited to, Company Property, customer lists, operation manuals, employee handbooks, records and accounts, customer and Employer information, credit cards, business documents, reports, automobiles, keys, passes, and security devices, and will not keep or transfer to any other person any copy thereof in any form or medium.

          6A.7. Ownership. Executive agrees (a) that any copyrights, moral rights, trademarks, trade names, service marks, trade secrets customer lists, inventions, ideas, logos, diagrams, drawings, products, designs, software or other technologies, patents or any other intellectual property (and all rights and proceeds therein and thereto and to any other thing of

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value that may result from Executive’s services under this Agreement) created, obtained, perfected, modified, amended or otherwise developed or contributed to, in part or whole, by the Executive, during the Term are “works made for hire” for, and are the exclusive property of, Employer (“Company Property”); (b) that to the extent that any of Employer Property at any time, during or after the Term, is deemed not to be a work made for hire under any applicable law, Executive hereby unconditionally, exclusively and irrevocably assigns and transfers all rights, title and interest in and to the same to Employer without any additional consideration being required therefor; and (c) that but for such agreement, Employer would not have entered into this Agreement or otherwise employed the Executive.

7. Arbitration. Employer’s right to pursue equitable remedies with respect to the enforcement of Section 6A. above, any dispute between the parties hereto related to this Agreement not settled by mutual agreement within a reasonable period of time, but in no event within more than 30 days, shall be resolved exclusively by final and binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its commercial arbitration rules of practice then in effect. Any arbitration shall be an arbitrator mutually agreeable to each of the parties; provided, however, that if the parties shall not agree upon an arbitrator within 15 days of institution of arbitration proceedings, the AAA shall appoint the arbitrator. Any arbitration proceedings under this Section shall be held in the City of Los Angeles, CA. The decision of the arbitrator shall be final and binding, and shall not be subject to any appeal. Judgment may be entered upon the decision by any state or federal court in New York and the parties hereto hereby consent to the personal jurisdiction of any state or federal court in California for such purpose. Each party hereto irrevocably consents to service of process in any such court in the manner provided for the giving of notice and to the addresses for them included in the records of the Company. The losing party, as determined by the arbitrators, shall pay all reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees) incurred by the prevailing party, as determined by the arbitrator, in connection with any such dispute unless the arbitrator shall direct otherwise.

8. Notices. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

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If to the Company, to:

Ecologic Transportation, Inc.
1327 Ocean Avenue, Suite B, Santa Monica CA 90401
Attention: ______________________

If to the Lender, to:

Ace Investors, LLC
1390 Redsail Circle, Westlake Village, CA 91361
Attention: Norman A. Kunin

9. Indemnity

The Company hereby agrees to indemnify the Lender and the Executive as follows:

9.1 Scope. The Company shall indemnify and hold harmless the Lender and the Executive against any expense or liability incurred in connection with any threatened, pending or completed third-party action, suit or proceeding, whether civil or criminal, administrative or investigative, to which they are a party or are threatened to be made a party by reason of the Executive’s Services as an officer and executive hereunder. The payments which the Company will be obligated to make hereunder shall include, but not be limited to, damages, judgments, fines, settlements, costs of investigation, costs (including reasonable attorney's fees) of defense and legal actions, claims or proceedings and appeals therefrom, and costs of attachment or similar bonds.

9.2 Exception. The Company shall not be obligated under this Agreement to make payment in regard to any liability or expense of the Lender or the Executive:

(a) if the action, suit or proceeding that is the subject of the indemnification is the result of negligence by the Executive or the Lender, or as a result of a material breach of this Agreement by the Lender or the Executive as finally determined by a court with proper jurisdiction;

(b) to the extent the Company reasonably determines, based upon advice of independent counsel, that such payment is prohibited by applicable law;

(c) to the extent the Lender and/or the Executive is entitled to payment in regard to such liability or expense under a valid and collectible insurance policy;

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(d) to the extent the Lender and/or the Executive is indemnified by the Company in regard to such liability or expense other than pursuant to this Agreement;

(e) if such liability or expense is based upon or attributable to the Lender and/or the Executive gaining any personal profit or advantage to which it/he was not legally entitled; or

(f) if such liability or expense is brought about, or to the extent it is contributed to by, the dishonesty of the Lender and/or the Executive seeking payment hereunder.

9.3 Subrogation. In the event of payment under this Section 9, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Lender and the Executive, who shall execute all papers required and shall do everything that may be reasonably necessary to secure such rights, including the execution of such documents as are necessary to enable the Company effectively to bring suit to enforce such rights.

9.4 Notice of Claim. The Lender and/or the Executive shall immediately give to the Company notice in writing of any claim made against it/him for which indemnity will or could be sought under this Agreement. In addition, the Lender and the Executive shall give the Company such information and cooperation as it may in its sole discretion require and as shall be within the Lender’s and the Executive's power. Failure to give such notice, information or cooperation shall excuse the indemnification obligations of the Company hereunder only to the extent that such failure results in actual loss, cost or expense to the Company in material amount.

9.5 Advances. Costs and expenses (including reasonable attorneys' fees) incurred by the Lender and/or the Executive in defending or investigating any action, suit, proceeding or investigation shall be paid by the Company in advance of the final disposition of such matter, subject to the Lender and the Executive hereby agreeing that it/he shall repay any such advances in the event that it is ultimately and finally determined by a court with proper jurisdiction that the Lender and/or the Executive is not entitled to indemnification under the terms of this Agreement.

9.6 Costs Incurred as a Witness. Notwithstanding any provision in this Section 11, to the extent that the Executive is, by reason of his service as an officer, agent or fiduciary of the Company, a witness in any action, suit or proceeding to which the Executive is not a party, he shall be indemnified for all documented costs and expenses actually and reasonably incurred by him or on his behalf in connection therewith.

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9.7 Effect on Other Rights. Nothing herein shall be deemed to diminish or otherwise restrict the Lender’s or the Executive's right to indemnification under any provision of the Articles of Incorporation of the Company or applicable law.

10. General.

10.1 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to the conflict of law principles of such state.

10.2 The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.3 This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth. Both parties acknowledge that the Lender is a limited liability company.

10.4 This Agreement, and the parties’ rights and obligations hereunder, may not be assigned by either party.

10.5 This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

10.6 This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

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THE COMPANY:
Ecologic Transportation, Inc.

____________________________
By: ________________________
Its: ________________________

THE LENDER:
Kunin Business Consulting, a division of Ace Investors LLC

____________________________
By: Norman A. Kunin
Its: Managing Member

Ratification

The undersigned, Norman A. Kunin, hereby consents to the terms and conditions of, and agrees to perform all of the duties, obligations and services required of the Executive under the foregoing agreement. The undersigned further agrees to look solely to the Lender and not to the Company for all compensation and benefits to which he may be entitled under the Agreement for performing the duties, obligations and services required therein.

____________________________
Norman A. Kunin, in his individual capacity

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